Consent of Independent Accountants





We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-66759) of Saks Incorporated (formerly Proffitt's, Inc.) of our report dated June 25, 1999, relating to the financial statements of the Saks Fifth Avenue Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Birmingham, Alabama
June 29, 1999